EXHIBIT 99.2

                                                   FOR IMMEDIATE RELEASE

     SAFEGUARD SCIENTIFICS RAISES $115 MILLION IN PRIVATE PLACEMENT

Wayne, PA, February 6, 1996 -- Safeguard Scientifics, Inc. (NYSE:SFE), the New York Stock Exchange listed strategic information systems company, announced today that it completed a private placement of $115,000,000 in 6% Convertible Subordinated Notes due February 1, 2006 to J.P. Morgan Securities Inc., including a $15,000,000 overallotment option which was exercised in full. J.P. Morgan advised Safeguard that it had resold the Notes to qualified institutional buyers, institutional accredited investors and in offshore transactions. The Notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Notes are convertible into Safeguard Common Stock at $57.97 per share and bear interest at 6% per annum. The Notes mature in 10 years, with principal payable at maturity. Safeguard Common Stock closed on January 31 at $46 3/8.

Warren V. Musser, Safeguard's Chairman, stated, "Safeguard has adopted a strategy of finding and nurturing businesses with an emphasis on information systems markets and providing our shareholders with the opportunity to participate in the success of these companies through rights offerings. The proceeds of this note offering will be an important step in the continuing implementation of the Company's strategy."

Safeguard is a unique partnership of entrepreneurial companies focused on information technology markets. Safeguard has a proven track record of bringing emerging companies to market through rights offerings to Safeguard shareholders. Past Safeguard rights offerings include Novell, Inc., CompuCom Systems, Inc., Cambridge Technology Partners (Massachusetts), Inc., Coherent Communications Systems Corporation, and USDATA Corporation. Safeguard announced on January 31, 1996 that a registration statement had been filed with the Securities and Exchange Commission in connection with a rights offering of approximately 2,625,000 shares of Integrated Systems Consulting Group, Inc. Common Stock.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any securities.